Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-184221 and 333-184224, and Registration Statement Nos. 333-76537, 333-108681, 333-117069, 333-147270, 333-162453, and 333-181442 of DDR Corp. on forms S-3 and S-8, respectively, of our report dated December 13, 2013, related to the combined statements of revenues and certain expenses of BRE-DDR Portfolio, a portfolio of 30 open-air value oriented power centers located throughout the United States, (collectively, the “Properties”) for the periods January 1, 2012, to June 19, 2012, (the “Predecessor Period”) and June 20, 2012, (date of acquisition by BRE DDR Retail Holdings LLC ) to December 31, 2012, (the “Successor Period”), (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement), appearing in this Current Report on Form 8-K/A of DDR Corp.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

December 13, 2013